Exhibit 99.2

FOR IMMEDIATE RELEASE CONTACT: Investor Relations (713) 726-5376 IR@flotekind.com

FLOTEK ANNOUNCES ACQUISITION OF INTERNATIONAL POLYMERICS, INC., ADDING TO SPECIALITY CHEMISTRY BUSINESS AND ENABLING FURTHER PRESCRIPTIVE CHEMISTRY MANAGEMENT™ OPPORTUNITIES

HOUSTON, July 27, 2016 /PRNewswire/ — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) announced today its intent to acquire International Polymerics, Inc. (“IPI”), and affiliates, for consideration consisting of cash and Flotek common stock. The acquisition will be treated as an asset purchase for income taxation purposes. Included in the assets will be approximately $1.2 million in working capital.

Flotek will pay approximately $7.9 million in cash and issue approximately 248,000 shares of common stock as consideration for the acquisition.

Founded in 2004, IPI is based in Dalton, Georgia with a distribution center in Monahans, Texas and is one of the largest domestic suppliers of natural polymers, including guar, to the oil and gas industry. IPI was founded by Donald Bramblett, a leading expert of natural polymers and the development of guar applications in the energy and textile trades. IPI’s proprietary guar processing systems have provided high-quality guar powder and slurry to oil and gas clients for nearly a decade in nearly every producing basin in the United States.

“We are pleased that Donald, Mark and their team have agreed in principal to become part of Flotek,” said John Chisholm, Flotek President Chairman and Chief Executive Officer. “The IPI team has worked hard over the past twelve years to build a resilient business focused on providing best-in-class polymers to the energy and textile industries. Donald Bramblett is widely regarded as one of the world’s top experts on natural polymers and guar, adding more firepower

Flotek Industries, Inc.	Media Release	July 27, 2016
FOR IMMEDIATE RELEASE

to Flotek’s leading oilfield chemistry research team. And, the addition of polymer chemistry and delivery systems to Flotek’s stable of oilfield chemistry allows us to further accelerate our Prescriptive Chemistry Management™ efforts, focused on providing total chemistry solutions for our clients’ wells. We look forward to integrating IPI into the Flotek family.”

Chisholm added, “IPI has high strategic value for Flotek in both the application of polymer chemistry to new, value-added oilfield chemistries as well for its core guar powder and slurries which serve as key delivery media for Flotek’s proprietary chemistries such as PrF™ and CnF® completion chemistries. This acquisition should allow us to accelerate our fluid systems development while adding-value and increasing margins in IPI’s core guar business using our direct distribution network.”

“Finally, we believe that the IPI acquisition opens the door to natural polymer applications in other industrial segments,” concluded Chisholm. “Moreover, the Monahans, Texas facility is advantageously located in the heart of the Permian Basin which provides a strategic base from which to operate Flotek’s regional chemistry operations, creating efficiencies not presently available.”

“In 12 years of operations, IPI has a solid profitability record and we believe will continue to focus on improving business operations and efficiencies as well as creating exceptional products that Flotek can market to its existing client base,” said Chisholm. “We also believe we have opportunities through innovation and our distribution network to meaningfully improve margins of the base business as well as create innovative, value-added products based on IPI’s polymer chemistry.”

Donald Bramblett will remain the President of IPI and will report to Josh Snively, Executive Vice President of Flotek who oversees the Company’s chemistry manufacturing efforts.

The transaction is scheduled to close coincident with the execution of the Stock Purchase Agreement and will become a part of Flotek’s Energy Chemistry reporting segment.

Flotek Industries, Inc.	Media Release	July 27, 2016
FOR IMMEDIATE RELEASE

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. The Company also serves commercial and industrial markets with a portfolio of diverse chemistry technologies. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth

Flotek Industries, Inc.	Media Release	July 27, 2016
FOR IMMEDIATE RELEASE

in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.